                                  June 15, 2001

Mr. G. Drew Conway
144 Edmunds Road
Wellesley, MA  02481


         Re:      Revised Senior Secured Credit Facility
                  --------------------------------------

Dear Mr. Conway:

You have informed us that certain members of the current management team ("Management") of Renaissance Worldwide, Inc. ("RWI"), wish to acquire all the capital stock of RWI in a series of transactions (the "Merger Transactions") in which (i) Management will form a new Massachusetts or Delaware corporation ("Newco") and will contribute all capital stock of RWI held by Management to Newco, (ii) Newco will form a wholly-owned Massachusetts subsidiary corporation ("Redwood Acquisition Corporation"), (iii) Redwood Acquisition Corporation will enter into a merger agreement with RWI, and (iv) Redwood Acquisition Corporation will be merged with and into RWI, with RWI as the surviving corporation, and all stock holders of RWI (other than Newco) will receive cash payments in exchange for their shares of capital stock of RWI. Following consummation of the Merger Transactions, RWI will be a wholly-owned subsidiary of Newco, and RWI will continue to own all of the outstanding capital stock of Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc. ("GCI").

In connection with the Merger Transactions, you have requested that J.P. Morgan Business Credit Corp., through its affiliate The Chase Manhattan Bank ("JPMorgan/Chase"), underwrite and arrange a senior secured credit facility (the "Credit Facility") for Newco, RWI, ITCS and GCI (collectively, the "Borrowers") in a maximum amount of up to either (i) $40,000,000 or (ii) $50,000,000, as selected by Newco in writing not later than June 30, 2001; provided that if Newco does not notify JPMorgan/Chase of its selection by such date, Newco shall be deemed to have selected a Credit Facility in the maximum amount of $50,000,000. The proceeds of the Credit Facility shall be used to partially finance the Merger Transactions, to refinance existing indebtedness of the Borrowers, to finance working capital needs of the Borrowers, to support letters of credit, to finance certain permitted acquisitions, and for general corporate purposes.

Mr. G. Drew Conway
June 15, 2001
Page 2

JPMorgan/Chase is pleased to advise you of its revised commitment (the "Financing Commitment") to underwrite and arrange the Credit Facility upon the terms and subject to the conditions set forth or referred to in this revised commitment letter (this "Commitment Letter"), in the Revised Summary of Terms and Conditions (the "Term Sheet") annexed hereto and incorporated herein by reference (all terms not defined herein shall have the meanings ascribed to them in the Term Sheet), and in the separate Fee Letter between JPMorgan/Chase and G. Drew Conway (the "Fee Letter"). The Financing Commitment is subject to, without limitation, (i) reasonably satisfactory review by JPMorgan/Chase of all documents relating to the Merger Transactions, (ii) the receipt by JPMorgan/Chase of the fees described in the Term Sheet and the Fee Letter that are required to be paid on or before the Closing Date, and (iii) the terms and conditions set forth in the Term Sheet. Hereinafter, all references to this Commitment Letter and to the Financing Commitment shall be deemed to include the Term Sheet and the Fee Letter. This Commitment Letter supersedes all prior commitments issued by JPMorgan/Chase to RWI and/or G. Drew Conway.

This Commitment Letter is intended to provide a brief description of the principal terms of the Credit Facility as contemplated by JPMorgan/Chase and will not be considered as prejudicing other terms and conditions which have yet to be negotiated and agreed to and which will be contained in the final documentation. It is understood that not every provision imposing duties, burdens, and limitations on the Borrowers to be contained in the final documentation customary for this type of transaction is set forth in this letter. Failure by the Borrowers or JPMorgan/Chase to reach agreement on such other provisions (i) shall not be deemed a breach of the Financing Commitment on the part of JPMorgan/Chase, and (ii) shall not impose any duty or obligation on the part of the Borrowers, except that the Borrowers shall be responsible for the fees and expenses as set forth in the Fee Letter. Notwithstanding anything to the contrary set forth herein or in the Term Sheet or Fee Letter, JPMorgan/Chase expressly acknowledges and agrees that except as may otherwise be expressly agreed to in writing by RWI, ITS or GCI after the date of this Commitment Letter, none of RWI, ITCS or GCI shall be deemed to be a party to this Commitment Letter, the Term Sheet or the Fee Letter, nor shall any of RWI, ITS or GCI be bound by any of the terms or provisions of this Commitment Letter, the Term Sheet or the Fee Letter prior to the earlier to occur of (i) the closing of the Credit Facility or (ii) receipt by JPMorgan/Chase of written notice from G. Drew Conway that he has assigned his rights and obligations under this Commitment Letter, the Term Sheet and the Fee Letter to RWI, ITCS and GCI.

The Credit Facility shall be evidenced by a Credit Agreement (the "Credit Agreement") and such security and other documentation customary for this type of transaction which JPMorgan/Chase and its legal counsel may reasonably require. All documentation must be reasonably satisfactory in form and substance to JPMorgan/Chase, the Borrowers and their respective counsel.

JPMorgan/Chase may terminate the Financing Commitment if, in JPMorgan/Chase's reasonable credit judgment: (i) any information submitted to JPMorgan/Chase proves to have been inaccurate or incomplete or if any event of change occurs, or any additional information is disclosed to or discovered by JPMorgan/Chase after the date hereof, which in any such case JPMorgan/Chase reasonably deems, individually or in the aggregate, materially adverse in

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 3

respect of (a) the condition (financial or otherwise), business, operations, assets, liabilities or ownership of the Borrowers, or (b) the ability of the Borrowers to perform their obligations under the Credit Facility, (ii) any of the fees or other consideration provided for herein are not paid or delivered when due, (iii) a change shall have occurred in the financial markets after the date of delivery of this letter (including, but not limited to, any governmental action or other event) which materially adversely affects the extension of credit by banks or other lending institutions, or materially impairs JPMorgan/Chase's ability to syndicate the Credit Facility, (iv) the terms provided for herein are materially changed, or (v) any condition to the obligations of JPMorgan/Chase set forth herein becomes incapable of satisfaction.

The Financing Commitment is subject to the condition that the financial statements and other information furnished to JPMorgan/Chase by the Borrowers fairly present the financial condition and results of operations of the Borrowers as at the date of such statements, and that since the date of such statements or such other information there has been no changes in the assets or liabilities, the financial condition or other conditions, or the results of operations of the Borrowers which JPMorgan/Chase may determine, in its reasonable discretion, are materially adverse.

JPMorgan/Chase intends to syndicate the Financing Commitment and its rights, interests and obligations under the Credit Facility (other than its rights and duties as agent as described below) to certain financial institutions chosen by JPMorgan/Chase and subject to approval by the Borrowers, such approval not to be unreasonably withheld. It is the intention of JPMorgan/Chase to complete the syndication prior to the closing of the Credit Facility. JPMorgan/Chase's syndication right shall exist from the date hereof through the term of the Credit Facility. It is understood and agreed that (i) JPMorgan/Chase will act as the administrative agent and collateral agent for the Credit Facility, and (ii) no additional agents or co-agents will be appointed without the consent of JPMorgan/Chase.

JPMorgan/Chase will manage all aspects of the syndication, including the selection of Lenders, the determination of when to approach potential Lenders, titles for the Lenders, if any, and final allocations of the commitments among the Lenders. The Borrowers agree to assist JPMorgan/Chase in achieving a timely syndication. Such assistance shall include, among other things, (a) direct contact during the syndication between the Borrowers' senior officers, representatives and advisors involved in this transaction, on the one hand, and prospective Lenders on the other hand, at such times and places as JPMorgan/Chase shall reasonably request, (b) providing to JPMorgan/Chase all financial and other information reasonably requested by JPMorgan/Chase in the possession of the Borrowers with respect to the Merger Transactions and the businesses, properties, assets, books and records of the Borrowers, including financial projections related to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication. The Borrowers further agree that JPMorgan/Chase shall be entitled, in consultation with the Borrowers, to change the pricing of the Credit Facility, if JPMorgan/Chase reasonably believes that such action is necessary or advisable to ensure a successful syndication.

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 4

In addition to JPMorgan/Chase's right to complete an initial syndication of the Credit Facility, JPMorgan/Chase and each other Lender shall have the right at any time during the term of the Credit Facility (i) to sell or assign interests in all or any portion of their respective commitments, rights and obligations under the Credit Facility to one or more prospective assignees with the prior consent of the Borrowers (which consent (x) shall not be unreasonably withheld or delayed and (y) shall not be required if a default shall have occurred and be continuing under the Credit Agreement), and (ii) to grant participation interests in all or any portion of their respective commitments, rights and obligations under the Credit Facility without the necessity of obtaining the consent of the Borrowers (provided that notwithstanding any such grant of a participation interest, the Borrowers shall continue to deal directly with JPMorgan/Chase or such Lender as if such participation had not been granted). In furtherance of the foregoing, JPMorgan/Chase and each other Lender shall be allowed to disclose financial and other information about the Borrowers and their respective affiliates to prospective and actual assignees and participants, in each case subject to the execution of customary confidentiality undertakings.

G. Drew Conway, on behalf of himself and the Borrowers, acknowledges that JPMorgan/Chase and the other Lenders may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers or G. Drew Conway may have conflicting interests regarding the Financing Commitment and otherwise. JPMorgan/Chase agrees not to use, and will request that the other Lenders agree not to use, confidential information obtained from the Borrowers by virtue of the Financing Commitment or their other relationships with the Borrowers for any purposes other than for purposes reasonably relating to this Financing Commitment and the transactions contemplated hereunder. JPMorgan/Chase further agrees, and will request that other Lenders also agree, not to furnish any confidential information regarding the Borrowers to any third party, except (i) to employees, attorneys, accountants or other advisors to or agents of JPMorgan/Chase or the Lenders, (ii) to prospective and actual assignees and participants, in each case subject to the execution of customary confidentiality undertakings, and (iii) as otherwise required by applicable laws or regulations or by the order or direction of any court or regulatory authority. The Borrowers and G. Drew Conway further acknowledge that JPMorgan/Chase and the other Lenders have no obligation (i) to use confidential information obtained from other parities in connection with the Financing Commitment, or (ii) to furnish such confidential information obtained from other parties to the Borrowers.

By executing this letter, G. Drew Conway, on behalf of himself, the other Borrowers and their respective affiliates, agrees to indemnify, defend and hold harmless JPMorgan/Chase and the other Lenders, and its and their respective officers, directors, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses, other than for their own gross negligence or willful misconduct, incurred by any of them arising out of or by result of any litigation, investigation, claim or proceeding, pending or threatened, which arise out of or are in any way based upon this letter and the financing contemplated herein, including without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceedings. The Borrowers and G. Drew Conway acknowledge that at the request of G. Drew Conway, JPMorgan/Chase has authorized its attorneys to conduct due diligence and prepare the necessary documentation to consummate

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 5

the transactions contemplated herein, and G. Drew Conway, on behalf of himself and Newco, hereby confirms his and its agreement to reimburse JPMorgan/Chase for fees and expenses (including the reasonable fees and expenses of attorneys and other professionals retained by JPMorgan/Chase) incurred by JPMorgan/Chase in connection with the preparation of such documentation regardless of whether the transactions contemplated by this Agreement are ultimately consummated, all subject to and upon the terms and conditions set forth in the Fee Letter.

G. Drew Conway, on behalf of himself and the other Borrowers, and JPMorgan/Chase, agree that this letter is delivered on the understanding that neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person, except that (i) the Borrowers and
G. Drew Conway may disclose this letter to Management and the directors, stockholders and employees of the Borrowers, to agents, counsel and other advisors who are directly involved in the consideration of this matter, and, to the extent required by applicable law, to the Securities and Exchange Commission and other applicable Governmental Authorities; (ii) JPMorgan/Chase may disclose this letter to other prospective Lenders; and (iii) JPMorgan/Chase and other prospective Lenders may disclose this letter to their respective employees, agents, counsel and other advisors who are directly involved in the consideration of this matter.

This Financing Commitment may not be assigned, relied upon by any third party or changed orally or by course of conduct, except that G. Drew Conway may assign, delegate and transfer all of his rights and obligations under this Financing Commitment to Newco and/or the other Borrowers. Upon closing of the Credit Facility, all of G. Drew Conway's rights and obligations under this Financing Commitment shall terminate and be vested solely in the Borrowers. This letter embodies the entire understanding between JPMorgan/Chase, on the one hand, and G.Drew Conway and the Borrowers, on the other hand, and relating to the matters discussed herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No course of prior conduct between JPMorgan/Chase and G. Drew Conway or the Borrowers, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term contained herein. No extension or other modification of JPMorgan/Chase's commitment shall be valid, binding or enforceable against JPMorgan/Chase unless contained in writing made expressly for that purpose and executed by JPMorgan/Chase.

This Commitment Letter and the Financing Commitment embodied herein shall be deemed to be executed, performed in and governed by the substantive laws of the State of New York, without regard to any rules of conflicts-of-laws that would require the application of the laws of any other jurisdiction.

If this Financing Commitment is acceptable to you and you are desirous of proceeding, please sign this Commitment Letter in the spaces provided below and return the executed Commitment Letter, to JPMorgan/Chase on or before 5:00 p.m. on June 15, 2001. Upon our receipt of such executed Commitment Letter, G. Drew Conway and the Borrowers shall be obligated to pay the fees and deposits described in the Fee Letter on or before the dates that such fees and deposits are due, including without limitation, the fee required to be paid on or before 5:00 p.m. on June 19, 2001. If we do not receive the fee due on June 19, 2001 by 5:00 p.m., this Financing Commitment shall be null and void. Upon our receipt of the foregoing fees and deposits, this

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 6

Commitment Letter shall constitute a commitment on the part of JPMorgan/Chase, on the one hand, and G. Drew Conway and the Borrowers, on the other hand, to proceed in good faith toward a closing of the Credit Facility subject to the conditions described therein. This Financing Commitment shall expire on October 15, 2001 if the closing shall not have occurred on or before that date. In the event that the Credit Facility shall fail to close for any reason (other than as a direct result of a material breach of the Financing Commitment on the part of JPMorgan/Chase), G. Drew Conway and Newco shall remain liable to pay or reimburse JPMorgan/Chase for reasonable fees, expenses, charges and disbursements incurred by JPMorgan/Chase in connection with the Credit Facility (including the reasonable fees, expenses charges and disbursements of legal counsel and other professionals retained by JPMorgan/Chase), subject to the terms and limitations set forth in the Fee Letter.

IF THIS COMMITMENT LETTER OR THE SUBJECT MATTER HEREOF BECOMES THE SUBJECT OF ANY DISPUTE, EACH OF THE PARTIES WAIVES TRIAL BY JURY IN CONNECTION HEREWITH AND
G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE OTHER BORROWERS, WAIVE ANY CLAIMS FOR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUCH DISPUTE.

G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE BORROWERS, ACKNOWLEDGE THAT JPMORGAN/CHASE HAS NOT COMPLETED ITS REVIEW OF THE MERGER TRANSACTIONS, AND G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE BORROWERS, FURTHER ACKNOWLEDGE THAT THE COMPLETION OF SUCH REVIEW TO THE SATISFACTION OF JPMORGAN/CHASE IN ITS SOLE DISCRETION IS AN EXPRESS CONDITION OF THIS FINANCING COMMITMENT.


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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 7

We appreciate this opportunity to work with you and look forward to the continued development of our relationship.

                                         Very truly yours,


                                         J.P. MORGAN BUSINESS CREDIT CORP.

                                         /s/ Peter N. Langburd
                                         ---------------------------------
                                         Peter N. Langburd
                                         Director


                                         THE CHASE MANHATTAN BANK

                                         /s/ Peter N. Langburd
                                         ---------------------------------
                                         Peter N. Langburd
                                         Vice President

ACCEPTED AND AGREED
AS OF JUNE 15, 2001:

 /s/ G. Drew Conway
 --------------------------------
 G. Drew Conway, individually and
  on behalf of Newco

cc:      Joseph P. Fargnoli, Vice President, Renaissance Worldwide, Inc.
         Mark R. Dolins, Vice President, SG Cowen
         John H. Watt, Jr., Managing Director, J.P. Morgan Business Credit Corp. Patricia J. Leva, Vice President, J.P. Morgan Business Credit Corp. David L. Ruediger, Esq. - Palmer & Dodge LLP
         Julio E. Vega, Esq. - Bingham Dana LLP

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[LOGO] JPMorganChase                                               Confidential